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                                                                    EXHIBIT 99.1

        WEATHERFORD ANNOUNCES AGREEMENT TO ACQUIRE A 48 PERCENT INTEREST
                        IN UNIVERSAL COMPRESSION SERVICES

HOUSTON, October 24, 2000 - - Weatherford International, Inc. (NYSE: WFT) today announced that it signed a definitive agreement to acquire a 48 percent interest in Universal Compression, Inc. (NYSE: UCO) through a merger of Weatherford Global Compression Services with Universal. The resulting company will retain the name Universal Compression Services and become the world's second largest compression services company with total compression capacity of 1.8 million horsepower. It will provide a full range of services on a global basis including rental, sales, operations, maintenance and fabrication, all essential to the production, transportation and processing of natural gas.

     The combination of the two companies is expected to provide significant consolidation benefits. The transaction, which is anticipated to close during the first quarter of 2001, is expected to be significantly accretive to the earnings of both Weatherford and Universal.

     Stephen Snider, Universal president and CEO, noted, "This combination will form one of the most dynamic companies in the compression sector. We expect substantial consolidation synergies in North America where our businesses are very similar. In addition our international footprint will be expanded considerably. We are very excited about the potential for the new Universal."

     Under the terms of the agreement, Universal will issue Weatherford 13.75 million shares of Universal common stock, representing 48 percent of the total outstanding shares of the new company in exchange for most of the assets and associated liabilities of its Weatherford Global Compression Services division. Weatherford will retain approximately $40 million of Weatherford Global assets. A floor price of $25 per share of Universal common stock has been established.

     Weatherford currently expects to have a pre-tax charge for the transaction of approximately $20 million relating to transaction costs and severance expenses. Weatherford may also have a non-cash charge to the extent the market price of the Universal stock at time of closing is less than its approximate $490 million book value as well as a non-cash charge for the establishment of deferred taxes due to Weatherford no longer consolidating its compression operations. The amount of these charges will be a function of the market price of the Universal stock at the time of closing in relation to Weatherford's book and tax basis in its compression operations.



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     Prior to closing of the transaction Weatherford will buyout its 36 percent minority partner in Weatherford Global Compression, GE Capital, for $206.5 million. Subsequently, Weatherford will own 100 percent of Weatherford Global.

     The successful completion of the transaction is subject to appropriate regulatory approvals, as well as, the approval of the Universal shareholders. Shareholders of Universal representing approximately 38 percent of Universal's currently outstanding shares have agreed to support the transaction. The Boards of Directors of both companies have already approved the terms of the transaction.

     Weatherford Global Compression Services is a single-source provider of natural gas compression solutions to a variety of customers worldwide. Outside North America, the company has facilities in South America, the Middle East, Asia and Europe. Its production optimization solutions provide a wide choice of compression services, ranging from full service turnkey compression project management to maintenance and reconditioning services for customer-owned equipment.

     Universal Compression Holdings, Inc. is headquartered in Houston, Texas and is a leading natural gas compression service company providing a full range of rental, sales, operations, maintenance and fabrications services and products to the domestic and international gas industry.

     Houston-based Weatherford International, Inc. (HTTP://WWW.WEATHERFORD.COM) is one of the largest global providers of innovative mechanical solutions, technology and services for the drilling and production sectors of the oil and gas industry. Weatherford operates in over 50 countries and employs approximately 10,000 people worldwide.


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Contact:

Don Galletly - Weatherford                  (713) 693-4148
Rich Fitzgerald - Universal               (713) 335-7295

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning, among other things, Weatherford's prospects for its operations and the integration of recent acquisitions, all of which are subject to certain risks, uncertainties and assumptions. These risks and uncertainties, which are more fully described in Weatherford International, Inc.'s Annual, Quarterly and Current Reports filed with the Securities and Exchange Commission, include the impact of oil and natural gas prices and worldwide economic conditions on drilling activity and the demand for and pricing of Weatherford's products. Should one or more of these risks or uncertainties materialize, or should the assumptions prove incorrect, actual results may vary in material aspects from those currently anticipated.